Exhibit 10.1

CHANGE IN CONTROL EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) is made as of October 14, 2016, by and between Essex Bank, a Virginia banking corporation (the “Company”), and [NAMED EXECUTIVE OFFICER].

The parties, intending to be legally bound, agree as follows:

1.           Purpose. The Company recognizes that the possibility of a Change in Control (as defined in Section 13) exists, and the uncertainty and questions that it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the purpose of this Agreement is to encourage you to continue employment with the Company and/or its affiliates or successors in interest by merger or acquisition after a Change in Control by providing reasonable employment security to you and to recognize your prior service in the event of a termination of employment under certain circumstances after a Change in Control.

2.           Term of the Agreement. This Agreement is effective as of the date indicated above and will expire on December 31, 2025; provided that on December 31, 2025 and on each 10 year anniversary of December 31st thereafter (each such December 31st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional 10 year term. This Agreement will not, however, be extended if the Company gives written notice of such non-renewal to you no later than September 30 before the Renewal Date (the original and any extended term of this Agreement is referred to as the “Change in Control Period”).

3.           Employment after a Change in Control. If a Change in Control of the Company occurs during the Change in Control Period and you are employed by the Company on the date that the Change in Control occurs (the “Change in Control Date”), or where a Change in Control occurs on account of a series of transactions, at a time during which any one of such series of transactions occurs, the Company will continue to employ you in accordance with the terms and conditions of this Agreement for the period beginning on the Change in Control Date and ending on the second anniversary of such date (the “Employment Period”). If a Change in Control occurs on account of a series of transactions, the Change in Control Date is the date of the last of such transactions.

4.           Terms of Employment.

(a)       Position and Duties. During the Employment Period, (i) your position, authority, duties and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Change in Control Date and (ii) your services will be performed at the location where you were employed immediately preceding the Change in Control Date or any office of the Company and is less than 35 miles from the location where you previously worked.

(b)       Compensation.

(i)       Base Salary. During the Employment Period, you will receive an annual base salary (the “Annual Base Salary”) at least equal to the base salary paid or payable to you by the Company and its affiliated companies for the 12-month period immediately preceding the Change of Control Date. During the Employment Period, the Annual Base Salary will be reviewed at least annually and will be increased at any time and from time to time as will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies. Any increase in the Annual Base Salary will not serve to limit or reduce any other obligation to you under this Agreement. The Annual Base Salary will not be reduced after any such increase, and the term Annual Base Salary as used in this Agreement will refer to the Annual Base Salary as so increased. The term “affiliated companies” includes any company controlled by, controlling or under common control with the Company, either directly or indirectly.

(ii)       Incentive, Savings and Retirement Plans. During the Employment Period, you will be entitled to participate in all incentive (including stock incentive), savings and retirement, insurance plans, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide you with incentive opportunities, savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than those provided by the Company and its affiliated companies for you under such plans, policies and programs as in effect at any time during the six months immediately preceding the Change in Control Date.

(iii)       Welfare Benefit Plans. During the Employment Period, you and/or your family, as the case may be, will be eligible for participation in and will receive all benefits under welfare benefit plans, policies and programs provided by the Company and its affiliated companies to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event will such plans, policies and programs provide you with benefits that are less favorable, in the aggregate, than the most favorable of such plans, policies and programs in effect at any time during the six months immediately preceding the Change in Control Date. In addition and at your retirement from the Company or its successors, including your retirement after the expiration of this Agreement, you will be entitled to continue to participate in the family hospitalization, health and dental insurance plans that were made available to you prior to your retirement.

(iv)       Fringe Benefits. During the Employment Period, you will be entitled to fringe benefits in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for you at any time during the six months immediately preceding the Change in Control Date or, if more favorable to you, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

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(v)       Vacation. During the Employment Period, you will be entitled to paid vacation in accordance with the most favorable plans, policies and programs of the Company and its affiliated companies in effect for you at any time during the six months immediately preceding the Change in Control Date or, if more favorable to you, as in effect generally from time to time after the Change in Control Date with respect to other peer executives of the Company and its affiliated companies.

5.           Termination of Employment Following Change in Control.

(a)       Death or Disability. Your employment will terminate automatically upon your death during the Employment Period. If the Company determines in good faith that a Disability event has occurred during the Employment Period, it may terminate your employment. For purposes of this Agreement, “Disability” means your inability to perform the essential functions of your position with the Company on a full-time basis for 180 consecutive days or a total of at least 240 days in any 12-month period as a result of your incapacity due to physical or mental illness (as determined by an independent physician selected by the Company). Prior to terminating this Agreement on account of any Disability, the Company shall provide Written Notice (as defined below) of such Disability and you will have 30 days to cure any basis for terminating this Agreement based on Disability.

(b)       Cause. The Company may terminate your employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” means (i) gross incompetence, gross negligence or willful misconduct in connection with the performance of your duties or breach of a fiduciary duty owed to the Company or any affiliated company; (ii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony that concernsa crime of moral turpitude, or the commission of an act of embezzlement or fraud against the Company or any affiliated company; or (iii) any material breach by you of a material term of this Agreement, including, without limitation, material failure to perform a substantial portion of your duties and responsibilities hereunder. Prior to terminating this Agreement for Cause, the Company shall provide Written Notice of such Cause and you will have 30 days to cure any basis for terminating this Agreement based on such Cause.

(c)       Good Reason. Your employment may be terminated during the Employment Period by you for Good Reason within 180 days after the occurrence of Good Reason. For purposes of this Agreement, “Good Reason” means:

(i)       the assignment of duties or responsibilities to you by the Company that results in your having significantly less authority or materially different responsibilities;

(ii)       a failure by the Company to comply with any of the provisions of Section 4(b);

(iii)       the Company’s requiring you to be based at any office or location other than that described in Section 4(a)(ii);

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(iv)       the failure by the Company to comply with and satisfy Section 7(b);

(v)       you are directed by the Board of Directors or an officer of the Company or any affiliated company to engage in conduct that is unethical, illegal or contrary to the Company’s good business practices; or

(vi)       the Company fails to honor any term or provision of this Agreement;

Prior to terminating this Agreement on account of Good Reason, you shall provide Written Notice of such Good Reason to the Company and the Company will have 30 days to cure any basis for terminating this Agreement based on Good Reason. Notwithstanding the foregoing, “Good Reason” shall not include any resignation by you where Cause for your termination by the Company exists or an isolated, insubstantial and/or inadvertent action not taken in bad faith by you or the Company and which is remedied by the Company within a reasonable time after receipt of notice thereof given by you.

(d)       Written Notice. For purposes of this Agreement, a “Written Notice” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and the date by which the applicable party will have the right to cure the basis for terminating this Agreement.

(e)       Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date that the cure period terminates following Written Notice of Disability, Cause or Good Reason, as the case may be, as set forth in this Section 5, provided that the basis for terminating this Agreement was not cured during such period.

6.           Compensation Upon Termination.

(a)       Termination Without Cause or for Good Reason. You will be entitled to the following benefits if, during the Employment Period, the Company terminates your employment without Cause or you terminate your employment with the Company or any affiliated company for Good Reason; provided with respect to the payments and benefits set forth only in paragraphs (ii) and (iii) below you sign a release and waiver of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company and such release has become effective (for avoidance of doubt, no release is required in connection with the payments set forth in paragraph (i) below).

(i)       Accrued Obligations. The Accrued Obligations are the sum of: (1) your Annual Base Salary through the Date of Termination at the highest rate in effect at any time during the most recent 12 months of employment; (2) the amount, if any, of any incentive or bonus compensation theretofore earned that has not yet been paid; (3) the product of the Annual Bonus paid or payable to you, including by reason of deferral, for the most recently completed year and a fraction, the numerator of which is the number of days in the current year through the Date of Termination and the denominator of which is 365; and (4) any benefits or awards (including both the cash and stock components) that pursuant to the terms of any plans, policies or programs have been earned or become payable, but that have not yet been paid to you (but not including amounts that previously had been deferred at your request, which amounts will be paid in accordance with your existing directions). The Accrued Obligations will be paid to you in a lump sum cash payment within 10 days after the Date of Termination.

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(ii)       Salary Continuance Benefit. The Salary Continuance Benefit is an amount equal to and will not exceed the present value of _____ times (__x) the Final Compensation, minus $1.00, plus the present value of any other payments in the nature of compensation within the meaning of Section 280G(b)(2)(A)(ii) of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, “Final Compensation” means the highest Annual Base Salary in effect at any time during your final 12 months of employment, plus the highest Annual Bonus paid or payable for the two most recently completed years and any amount contributed by you during the most recently completed year pursuant to a salary reduction agreement or any other program that provides for pre-tax salary reductions or compensation deferrals. The Salary Continuance Benefit will be paid to you in a lump sum cash payment not later than the 45th day following the Date of Termination.

(iii)       Welfare Continuance Benefit. For 12 months following the Date of Termination, you and your eligible dependents will continue to be covered under all health and dental plans, disability plans, life insurance plans and all other welfare benefit plans (as defined in Section 3(1) of ERISA) (“Welfare Plans”) in which you or your dependents were participating immediately prior to the Date of Termination (the “Welfare Continuance Benefit”). The Company will continue to pay the cost of the Welfare Continuance Benefit for you and your dependents under the Welfare Plans on the same basis as paid previously, and you will pay any additional costs. If participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan or any provision of law would create an adverse tax effect for you or the Company due to such participation, the Company will provide substantially identical benefits directly or through a separate insurance arrangement. The Welfare Continuance Benefit as to any Welfare Plan will cease if and when you have obtained coverage under one or more welfare benefit plans of a subsequent employer that provides for equal or greater benefits to you and your dependents with respect to the specific type of benefit.

(b)       Death. If you die during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of your Base Salary (which shall be paid to your beneficiary designated in writing or his estate, as applicable, in a lump sum cash payment within 30 days of the date of death); (ii) the timely payment or provision of the Welfare Continuance Benefit to your spouse and other dependents for 12 months following the date of death pursuant to Section 6(a)(iii) on the terms and conditions set forth therein; and (iii) the timely payment of all death and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

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(c)       Disability. If your employment is terminated because of your Disability during the Employment Period, this Agreement will terminate without any further obligation on the part of the Company under this Agreement, other than for (i) payment of the Accrued Obligations and three months of your Base Salary (which shall be paid to you in a lump sum cash payment within 30 days of the Date of Termination; (ii) the timely payment or provision of the Welfare Continuance Benefit for 12 months following the Date of Termination pursuant to Section 6(a)(iii) and on the terms and conditions set forth therein; and (iii) the timely payment of all disability and retirement benefits pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies.

(d)       Cause; Other than for Good Reason. If your employment is terminated for Cause during the Employment Period, this Agreement will terminate without further obligation to you other than the payment to you of the Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by you, and any other benefits to which you may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies. If you terminate employment during the Employment Period, excluding a termination for Good Reason, this Agreement will terminate without further obligation to you other than for the Accrued Obligations and any other benefits to which you may be entitled pursuant to the terms of any plan, program or arrangement of the Company and its affiliated companies. The Accrued Obligations will be paid in a lump sum in cash within 30 days of the Date of Termination.

(e)       Possible Reduction in Payment and Benefits. No amounts will be payable and no benefits will be provided under this Agreement to the extent that such payments or benefits, together with other payments or benefits under other plans, agreements or arrangements, would make you liable for the payment of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision. The amounts otherwise payable and the benefits otherwise to be provided under this Agreement shall be reduced in a manner determined by the Company (by the minimum possible amount based on direction from you) that is consistent with the requirements of Section 409A of the Code until no amount payable to you will be subject to such excise tax. All calculations and determinations under this Section 6(e) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”) whose determinations shall be conclusive and binding on the Company and you for all purposes. The Tax Advisor may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company shall bear all costs of the Tax Advisor.

7.           Binding Agreement; Successors.

(a)       This Agreement will be binding upon and inure to your benefit (and your personal representative), the Company and any successor organization or organizations that shall succeed to substantially all of the business and/or property of the Company, whether by means of merger, consolidation, acquisition of all or substantially of all of the assets of the Company or otherwise, including by operation of law.

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(b)       The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(c)       For purposes of this Agreement, the term “Company” includes any subsidiaries of the Company and any corporation or other entity that is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist.

8.           Fees and Expenses; Mitigation.

(a)       For as long as the Agreement survives (as provided in Section 17, the Company will pay or reimburse you for all costs and expenses, including without limitation court costs and reasonable attorneys’ fees, incurred by you (i) in contesting or disputing any termination of your employment or (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement, in each case regardless of whether or not your claim is upheld by a court of competent jurisdiction; provided, however, you will be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith. The Company shall reimburse the foregoing costs on a current basis after you submit a claim for reimbursement with proper documentation of the expenses, provided that no expense will be reimbursed after the end of the year following the year in which the expense in incurred.

(b)       You shall not be required to mitigate the amount of any payment that the Company becomes obligated to make to you in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the Welfare Continuance Benefit, the amount of any payment provided for in Section 6 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

9.           No Employment Contract. Nothing in this Agreement will be construed as creating an employment contract between you and the Company prior to a Change in Control.

10.         Outplacement Services. If you are entitled to the severance benefits under Section 6(a), you will be entitled to receive complete outplacement services, including job search services, paid by the Company up to a total of $25,000. The services will be provided by a recognized outplacement organization selected by you with the approval of the Company (which approval will not be unreasonably withheld). You must receive the services within two years of the Date of Termination, and the services must be paid by the Company before the third anniversary of the Date of Termination. If you pay for the outplacement services directly, the Company shall reimburse you for the cost of the services (up to a total of $25,000), provided that you submit to the Company, at least 90 days before the third anniversary of the Date of Termination, a claim for reimbursement with proper documentation of the expenses.

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11.          Continuance of Welfare Benefits Upon Death. If you die while receiving a Welfare Continuation Benefit under Section 6(a)(iii), your spouse and other dependents will continue to be covered under all applicable Welfare Plans during the remainder, if any, of the 12-month coverage period specified in Section 6(a)(iii).

12.          Notice. Any notices and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices to the Company shall be directed to the Secretary of the Company, with a copy directed to the Chairman of the Board of the Company. Notices to you shall be directed to your last known address.

13.          Definition of a Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company as set forth below. For purposes of this Agreement, a “Change in Control” means:

(a)       Individuals who constitute the Board on the date of this Agreement (the “Incumbent Board”) cease to constitute a majority of the Board, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company;

(b)       Consummation by the Company of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied:

(i)       more than 50% of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of the Company in substantially the same proportions as their ownership existed in the Company immediately prior to the Reorganization; and

(ii)       at least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

(c)       The sale of all or substantially all of the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or Person; or any change in the ownership of more than 50% of the voting capital stock of the Company in one or more related transactions.

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(d)       Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or the consummation of a sale or other disposition of all or substantially all of the assets of the Company.

(e)       For purposes of this Agreement, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

14.          Miscellaneous. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

15.          Governing Law; Forum Selection. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia. The Company and you submit to the jurisdiction and venue of any state or federal court located within the Commonwealth of Virginia for resolution of any such claims, causes of action or disputes arising out of or relating to or concerning this Agreement.

16.          Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.          Survival. Except as otherwise expressly provided herein, upon the Date of Termination or expiration of this Agreement at the completion of the Employment Period, the respective rights and obligations of the parties hereto shall survive such Date of Termination or expiration to the extent necessary to carry out the intentions of the parties embodied in the rights and obligations of the parties under this Agreement.

18.          Deferred Compensation Omnibus Provision.

(a)       It is intended that payments and benefits under this Agreement that are considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided for therein for non-compliance. Notwithstanding any other provision of this Agreement, the Company’s Board of Directors or its Compensation Committee is authorized to amend this Agreement, to amend or void any election made by you under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply with Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

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(b)       If you are deemed on the date of separation of service with the Company to be a “specified employee,” as defined in Section 409A(a)(2)(B) of the Code, then payment of any amount or provision of any benefit under this Agreement that is considered deferred compensation subject to Section 409A of the Code shall not be made or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of separation of service or (B) the date of death (the “409A Deferral Period”).

(c)       In the case of benefits that are subject to Section 409A of the Code, you may pay the cost of benefit coverage, and thereby obtain benefits, during the 409A Deferral Period and then be reimbursed by the Company when the 409A Deferral Period ends. On the first day after the end of the 409A Deferral Period, all payments delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided as originally scheduled.

(d)       “Termination of employment” shall have the same meaning as “separation of service,” as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

19.          Clawback. You agree that any incentive based compensation or award that you receive, or have received, from the Company and its affiliated companies under this Agreement or otherwise, will be subject to clawback by the Company as may be required by applicable federal law or stock exchange listing requirement, but in no event with a look-back period of more than three years, unless required by applicable law or stock exchange listing requirement.

(Signatures appear on the following page.)

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

ESSEX BANK

By:
Rex L. Smith, III
President and Chief Executive Officer

[NAMED EXECUTIVE OFFICER]

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